UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2021

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Spectrum Center Drive, 21st Floor Irvine, California		92618
(Address of Principal Executive Offices)		(Zip Code)

(949) 330-4000

(Registrant’s telephone number including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	SHO	New York Stock Exchange
Series H Cumulative Redeemable Preferred Stock, $0.01 par value	SHO.PRH	New York Stock Exchange
Series I Cumulative Redeemable Preferred Stock, $0.01 par value	SHO.PRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Program.

On September 9, 2021, the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) approved a one-time retention program (the “Retention Program”) and entered into letter agreements evidencing the program (each, a “Retention Letter”) with each of its named executive officers, Bryan Giglia, Robert Springer and David Klein (each, an “Executive”).

Under the Retention Program, each Executive is eligible to receive a cash bonus subject to his continued employment with the Company through February 28, 2022. In addition, under the Retention Program the Company granted to each Executive a restricted stock award pursuant to its 2004 Long-Term Incentive Plan, which vests as to 50% of the shares subject to the award on each of February 28, 2023 and September 30, 2024, subject to the Executive’s continued employment through the applicable date.  The amounts subject to the cash bonus and the restricted stock award for each Executive is set forth in the following table:

Executive	Cash Retention Award	Retention Equity Award
Bryan Giglia	$585,225	$1,170,450
Robert Springer	$496,868	$993,736
David Klein	$370,107	$740,214

Upon a termination of the Executive’s employment by the Company without “cause”, by the Executive for “good reason” or by reason of the Executive's death or disability, then (i) any then-unpaid cash bonus under the Retention Program will be paid to the Executive and (ii) any then-unvested equity award under the Retention Program will vest in full, in each case subject to the Executive’s (or his estate’s) timely execution and non-revocation of a general release of claims.

The foregoing description of the Retention Program is not complete and is subject to and qualified in its entirety by the terms of the form of Retention Letter, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Employment Agreement.

In addition, on September 10, 2021, the Compensation Committee of the Board approved entering into an employment agreement (the “Employment Agreement”) with the Company’s Interim Chief Executive Officer, Douglas Pasquale (the “Executive”). The term of the Employment Agreement is scheduled to expire on the earlier of September 2, 2022 and the date on which the Company appoints a new Chief Executive Officer.

The Employment Agreement provides for an annual base salary of $825,000 and eligibility to receive a cash performance bonus for the term of the Employment Agreement, based on the attainment of performance goals, targeted at $1,850,000, with minimum and maximum bonus opportunities of $750,000 and $3,000,000, respectively. In addition, it provides for a one-time restricted stock award with a dollar-denominated value of $2,250,000, which will vest in full on September 2, 2022, subject to the Executive’s continued employment.

Upon a “qualifying termination” (generally defined as a termination of employment due to the expiration of the employment period, by the Company without “cause”, by the Executive for “good reason” or due to his death or disability), then the Executive will receive the performance bonus and full vesting of the one-time restricted stock award described above. The performance bonus will be equal to no less than the minimum performance bonus but, if the qualifying termination is due to the Executive’s termination without “cause”, for “good reason” or due to his death or disability, then he will receive the greater of the minimum performance bonus and a pro-rated target bonus (pro-rated to reflect his time employed through the termination date). The Company’s obligation to provide these severance payments and benefits is conditioned upon the Executive’s (or his estate’s) timely execution (and non-revocation) of a general release of claims.

The Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement covenants.

The above summary of the terms of the Employment Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Retention Letter.
10.2	Employment Agreement, by and between the Company and Douglas Pasquale.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: September 13, 2021	By:	/s/ Bryan A. Giglia
Bryan A. Giglia Principal Financial Officer and Duly Authorized Officer